Exhibit 99.1

CORMEDIX INC. REPORTS Second QUARTER and six month 2021 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

Conference Call Scheduled for Today at 4:30 p.m. Eastern Time

Berkeley Heights, NJ – August 12, 2021 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced financial results for the second quarter and six months ended June 30, 2021 and provided an update on recent developments.

Recent Business Highlights:

•	CorMedix remains focused in its efforts to resolve the deficiencies sent to the third-party manufacturer in the Post-Application Action Letter and remains on schedule to re-submit the DefenCath™ New Drug Application in the fourth quarter of 2021.
•	CorMedix received approximately $1.3 million in net proceeds upon the closing of the sale of tax benefits pursuant to the New Jersey Technology Business Tax Certificate Transfer (NOL) program.
•	CorMedix has approximately $78.3 million in cash on hand and short-term investments as of June 30; we believe this is sufficient to fund operations at least through 2022.

Khoso Baluch, CorMedix CEO commented, “We are pleased with the progress we are making as we address the deficiencies identified by FDA at the third-party manufacturing facility. We remain confident in our efforts to bring DefenCath to hemodialysis patients as an important novel antimicrobial catheter lock solution to reduce catheter related blood stream infections in patients receiving hemodialysis via central venous catheters.”

Second Quarter and Six Month 2021 Financial Highlights

For the second quarter 2021, CorMedix recorded a net loss of $4.6 million, or $0.12 per share, compared with a net loss of $3.8 million, or $0.14 per share, in the second quarter of 2020. The higher net loss recognized in 2021 compared with 2020 was due to increased personnel expenses and a lower tax benefit from the NJ NOL program, partially offset by raw materials purchased during 2Q of 2020. We recorded an increase in SG&A and a decrease in R&D expenses. We recognized a tax benefit of $1.3 million in 2021 from the sale of our NJ Net Operating Losses compared with a $5.2 million benefit recorded in 2020.

Operating expenses in the second quarter of 2021 decreased approximately 34% to $5.9 million, compared with $8.9 million in the second quarter of 2020. R&D expense decreased approximately 56% to $2.5 million, mainly due to a $3.4 million purchase of raw material during the second quarter of 2020 for the manufacturing of DefenCath prior to its potential marketing approval. SG&A expense increased approximately 4% to $3.4 million compared with $3.2 million in the second quarter of 2020. This increase was driven primarily by an increase in non-cash charges for stock-based compensation, and an increase in personnel expenses as a result of additional hires, partially offset by a decrease in consulting fees.

For the six months ended June 30, 2021, CorMedix recorded a net loss of $11.8 million, or $0.32 per share, compared with a net loss of $9.3 million, or $0.36 per share, in the first half of 2020. Operating expenses in the first half of 2021 were $13.1 million, compared to $14.6 million in the first half of 2020, a decrease of approximately 10%. This decrease was primarily due to the raw material purchased in 2nd quarter of 2020 partially offset by higher SG&A expenses throughout the organization.

Total cash on hand and short-term investments as of June 30, 2021 was $78.3 million, excluding restricted cash of $0.2 million. The Company believes that, based on the Company’s cash resources at June 30, 2021, it has sufficient resources to fund operations at least through 2022, after taking into consideration the costs for re-submission of the NDA and initial preparations for the commercial launch for DefenCath.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, August 12, 2021, at 4:30 PM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information is as follows:

Domestic:	877-423-9813
International:	201-698-8573
Conference ID:	13721575
Webcast:	Webcast Link

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product DefenCath™, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the NDA received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis when the NDA is approved, which will add an additional six months of marketing exclusivity when the study is completed. The Company received a Complete Response Letter from FDA stating that the NDA could not be approved until satisfactory resolution of deficiencies at the contract manufacturing facility, including in-process controls for the filling operation. CorMedix also intends to develop DefenCath as a catheter lock solution for use in oncology and total parenteral nutrition patients. It is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with programs in surgical sutures and meshes, and topical hydrogels. The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. Neutrolin® is CE Marked and marketed in Europe and other territories as a medical device. For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the DefenCath development path for marketing authorization; the resources needed to secure approval of the new drug application for DefenCath from the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of DefenCath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. We continue to assess to what extent the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

(617) 430-7576

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CorMedix Inc. and SubsidiarIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Net sales	$8,191	$16,443	$96,451	$90,498
Cost of sales	(14,426)	(19,184)	(75,765)	(67,701)
Gross profit (loss)	(6,235)	(2,741)	20,686	22,797
Operating Expenses:
Research and development	(2,520,203)	(5,685,292)	(5,156,535)	(8,157,408)
Selling, general and administrative	(3,355,790)	(3,232,576)	(7,956,896)	(6,397,747)
Total Operating Expenses	(5,875,993)	(8,917,868)	(13,113,431)	(14,555,155)
Loss From Operations	(5,882,228)	(8,920,609)	(13,092,745)	(14,532,358)
Other Income (Expense):
Interest income	3,340	38,603	7,014	102,282
Foreign exchange transaction gain (loss)	(4,233)	(55,985)	(9,144)	(59,206)
Interest expense, including amortization of debt discount	-	(13,828)	(5,184)	(20,104)
Total Other Income (Expense)	(893)	(31,210)	(7,314)	22,972
Loss before income taxes	(5,883,121)	(8,951,819)	(13,100,059)	(14,509,386)
Tax benefit	1,250,186	5,169,395	1,250,186	5,169,395
Net Loss	(4,632,935)	(3,782,424)	(11,849,873)	(9,339,991)
Other Comprehensive Income (Loss):
Unrealized gain from investments	(662)	13,853	(315)	8,221
Foreign currency translation gain (loss)	1,017	1,001	(2,510)	112
Total Other Comprehensive Income (Loss)	355	14,854	(2,825)	8,333
Comprehensive Loss	$(4,632,580)	$(3,767,570)	$(11,852,698)	$(9,331,658)
Net Loss Per Common Share – Basic and Diluted	$(0.12)	$(0.14)	$(0.32)	$(0.36)
Weighted Average Common Shares Outstanding – Basic and Diluted	38,083,842	26,143,360	37,211,233	26,101,493

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	June 30,	December 31,
	2021	2020

ASSETS
Cash and cash equivalents and restricted cash	$73,333,215	$42,096,783
Short-term investments	$5,159,353	$4,444,072
Total Assets	$80,857,111	$49,308,303

Total Liabilities	$3,987,566	$5,085,291
Accumulated deficit	$(229,298,728)	$(217,448,855)
Total Stockholders’ Equity	$76,869,545	$44,223,012
Total Liabilities and Stockholders’ Equity	$80,857,111	$49,308,303

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW DATA

(Unaudited)

	Six Month Periods Ended June 30,
	2021	2020

Cash Flows from Operating Activities:
Net loss	$(11,849,873)	$(9,339,991)
Net cash used in operating activities	(9,782,326)	(8,721,295)
Cash Flows from Investing Activities:
Net cash (used in) provided by investing activities	(734,293)	6,030,389

Cash Flows from Financing Activities:
Net cash provided by financing activities	41,757,551	2,834,664
Net Increase in Cash and Cash Equivalents	31,236,432	143,940
Cash and Cash Equivalents and Restricted Cash - Beginning of Period	42,096,783	16,525,187
Cash and Cash Equivalents and Restricted Cash - End of Period	$73,333,215	$16,669,127